Exhibit 99.1

Dime Promotes Stuart H. Lubow to President

Brooklyn, NY – May 28, 2020 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime” or “its”), the parent company of Dime Community Bank (the “Bank”), today announced that its Board of Directors approved the promotion of Stuart “Stu” H. Lubow to President of the Company and the Bank.

In his new role, Mr. Lubow, previously Chief Banking Officer with responsibility for the Business Banking division, will add reporting responsibilities for Retail Banking, Information Technology, Operations, and Marketing.

Mr. Kenneth J. Mahon, CEO of the Company and Bank, stated, "Stu's promotion to President recognizes his outstanding leadership, customer-centric focus, enterprise-wide vision, and our Business Banking division’s strong performance to-date. In a short span of time, under Stu’s leadership, Dime has made significant strides to become a well-respected community commercial bank. The Business Banking division’s strong loan and deposit growth has enabled us to: increase our core net interest margin for six consecutive quarters, diversify our balance sheet and grow sources of non-interest income.”

Mr. Mahon continued, "Stu has contributed tremendously to our long-term goal of becoming the best business bank in New York. I very much look forward to working closely with Stu in the years ahead and creating value for our customers, employees and shareholders.”

Mr. Lubow has been a banking executive for over 40 years. Prior to joining Dime in 2017 as Senior Executive Vice President and Head of Business Banking, he served as Chairman, CEO, and President of Community National Bank, a full service community bank with nearly $1 billion in assets and 11 branches. Previous to that, he was Founder, CEO, and President of Community State Bank and prior to Community State Bank, Mr. Lubow held executive positions at Garden State Bank, Dollar Dry Dock Bank, and People's Bank, N.A. Mr. Lubow is a graduate of Moravian College, Bethlehem, Pennsylvania, where he received a Bachelor of Arts degree in Accounting.

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.35 billion in consolidated assets as of March 31, 2020. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has 28 retail branches located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on the Company and the Bank can be found on Dime's website at www.dime.com.

Contact: Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
718-782-6200 extension 5909